Exhibit (a)(1)(i)
R.H. DONNELLEY CORPORATION
OFFER TO EXCHANGE
CERTAIN OUTSTANDING STOCK OPTIONS
AND STOCK APPRECIATION RIGHTS
FOR
NEW STOCK APPRECIATION RIGHTS

THIS OFFER AND YOUR RIGHT TO WITHDRAW WILL EXPIRE AT
12:00 MIDNIGHT EASTERN DAYLIGHT TIME ON
THURSDAY, JULY 10, 2008, UNLESS WE EXTEND THIS OFFER

June 12, 2008
     R.H. Donnelley Corporation, (“we,” “us,” the “Company” or “RHD”) is offering eligible employees a one-time opportunity to exchange certain outstanding options to purchase shares of our common stock, par value $1.00 per share (“options” or “stock options”), and stock appreciation rights with respect to our common stock (“SARs”) for new SARs covering fewer shares with an exercise price based on the market price of our common stock on the trading date immediately preceding the date of grant, subject to new vesting terms (the “exchange program”). Options and SARs eligible for exchange in the exchange program (“eligible awards”) include outstanding options and SARs with exercise prices no less than $10 per share granted under any of the following plans:
•	R.H. Donnelley Corporation 1991 Key Employees’ Stock Option Plan;

•	R.H. Donnelley Corporation 2001 Stock Award and Incentive Plan;

•	R.H. Donnelley Corporation 2005 Stock Award and Incentive Plan (the “2005 Plan”);

•	Dex Media, Inc. 2004 Incentive Award Plan;

•	Dex Media, Inc. 2002 Stock Option Plan;

•	R.H. Donnelley Corporation 2001 Partnershare Plan;

•	R.H. Donnelley Corporation 1998 Partnershare Plan; and

•	Business.com, Inc. 2004 Stock Option Plan.
     We are making this offer upon the terms and subject to the conditions described in this offer to exchange and in the accompanying cover letter, election form and notice of withdrawal (which together, as they may be amended or supplemented from time to time, constitute the “offer to exchange”).
     Unless we extend it, the offer will expire at 12:00 midnight Eastern Daylight Time on July 10, 2008 (the “expiration date”). The new SARs will be granted after the expiration of the offer and after we have accepted and cancelled the eligible awards tendered in the exchange program.
     Participation in the offer is completely voluntary. You are eligible to participate in the offer (an “eligible employee”) if you are an employee of RHD or one of our subsidiaries on the date of this offer. Additionally, an eligible employee who tenders his or her eligible awards for exchange must be an employee on the date that the new SARs are granted (the “grant date”) in order to receive the new SARs. If your employment with us terminates for any reason or you receive or submit a notice of termination after you tender eligible awards for exchange in this offer, but before the tendered awards are accepted and cancelled and the new SARs are granted, your tender will automatically be deemed withdrawn and you will not participate in the exchange program. If you want to participate in the offer, you must tender all of your eligible awards. The term “tender” describes your act of requesting that we exchange your eligible awards for new SARs as described in this offer to exchange.

     If you validly tender eligible awards for exchange and cancellation, and such eligible awards are accepted and cancelled by us as described in the offer to exchange, you will receive a number of new SARs calculated pursuant to exchange ratios set by the Compensation and Benefits Committee of our Board of Directors for each tranche of eligible awards. A tranche is a group of awards which all have the same grant date, exercise price and expiration date. There are 81 separate tranches of awards eligible for this exchange program. Each specific tranche of eligible awards is set forth together with its applicable exchange ratio on Annex A to this offer to exchange, as described in Section 2 — “Eligible Awards; Expiration Date.” In connection with this offer to exchange, we are providing you with an individual award statement that identifies your eligible awards, the applicable exchange ratio for each tranche and the number of new SARs you will receive if you elect to participate in the exchange program.
     The weighted average exchange ratio for all eligible awards is 1 to 3.7, which means that participants will receive, on average, one new SAR for every 3.7 shares underlying eligible awards tendered for exchange. The weighted average exchange ratio for eligible awards held by certain members of senior management whose new SARs will be subject to stock price appreciation targets is 1 to 3.8, whereas the weighted average exchange ratio for eligible awards held by all other eligible employees is 1 to 3.5. As a result, in order to receive one new SAR, those senior management members will need to exchange awards covering a greater number of shares than awards exchanged by other eligible employees in this offer.
     The new SAR grants will be rounded down to the nearest whole share on a tranche-by-tranche basis and, accordingly, new SARs will not be granted for fractional shares. Each new SAR will have an exercise price equal to the average of the high and low market prices of our common stock as reported by the New York Stock Exchange on the trading date immediately preceding the grant date. All new SARs will be granted under the 2005 Plan.
     The new SARs will have a stated expiration date of seven years after the grant date and will vest as to one-third of the underlying shares on each of the first three anniversaries of the grant date. This new vesting period will apply to each new SAR regardless of whether the eligible awards tendered for exchange were already vested and regardless of the vesting schedule of the eligible awards tendered for exchange. Vesting of the new SARs will be subject to acceleration upon the occurrence of certain events, including involuntary termination of employment within two years of a change in control of RHD and, with respect to certain members of senior management, upon a change in control of RHD. Restrictions regarding vesting and the exercise of new SARs will be set forth in a new SAR agreement to be entered into as of the grant date and will be governed by the 2005 Plan. Once vested, the exercisability of new SARs granted to certain members of senior management who participate in the offer will be subject to the achievement of certain stock price appreciation targets.
     This offer is not conditioned on a minimum number of eligible awards being tendered or a minimum number of eligible employees participating, but is subject to the conditions described in Section 7 — “Conditions of this Offer.” We are not making this offer to, nor will we accept any tender of eligible awards from or on behalf of, eligible employees in any jurisdiction in which this offer to exchange or the acceptance of any tender of eligible awards would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take any actions necessary for us to make this offer in any such jurisdiction.
     Our common stock is traded on the New York Stock Exchange under the symbol “RHD.” On June 10, 2008, the closing price of our common stock as reported on the New York Stock Exchange for that date was $4.59 per share. We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether to elect to exchange your eligible awards.
     See “Risk Factors” beginning on page 10 for a discussion of risks and uncertainties that you should consider before tendering your eligible awards.
     Although the Compensation and Benefits Committee of our Board of Directors has authorized us to make the offer, none of management, the Compensation and Benefits Committee or our Board of Directors is making any recommendation as to whether you should tender, or refrain from tendering, your eligible awards for exchange in the offer. You must make your own decision whether to tender your eligible awards.
     You should direct questions about the offer or requests for assistance or for additional copies of the offer to exchange, the election form, the notice of withdrawal or other documents relating to this offer to:

Exchange Program
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513
     or by e-mail to: exchangeprogram@rhd.com.
IMPORTANT
     If you want to exchange your eligible awards, you must complete, sign and date the election form we have provided to you and deliver the election form to us according to the instructions contained in the election form before the offer expires. If you want to withdraw a previously delivered election form and remove your eligible awards from participating in this offer, you must complete, sign and date the notice of withdrawal we have provided to you and deliver the notice of withdrawal to us in accordance with the instructions contained in the notice of withdrawal before the offer expires.
     Notwithstanding the above, in the event that this offer expires and we have not accepted your tendered eligible awards for exchange, then you will have the further right to withdraw your tendered eligible awards beginning after the 40th business day following the commencement of this offer, which is August 7, 2008.
     Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this offer to exchange. Any representation to the contrary is a criminal offense.
     We have not authorized any person to make any recommendation on our behalf as to whether or not you should tender your eligible awards pursuant to this offer. You should rely only on the information contained in this document or in documents to which we have referred you. We have not authorized anyone to give you any information or to make any representation in connection with this offer other than the information and representations contained in this document or in the related election form. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

SUMMARY TERM SHEET — QUESTIONS AND ANSWERS
     The following are answers to some of the questions that you may have about the offer. You should read carefully the remainder of this document, the election form, the notice of withdrawal, the 2005 Plan and the applicable form of SAR agreement, because the information in this summary is not complete and may not include all of the information that is important to you. We have included references in the following summary to the relevant sections in this offer to exchange where you can find a more complete description of the topics in this summary.
     This summary is presented in question-and-answer format. The questions are grouped in the following categories:
•	How the Exchange Program Works

•	Duration of the Offer

•	How to Elect to Participate

•	U.S. Federal Income Tax Considerations

•	How to Get More Information
     References in this document to “RHD,” “the Company,” “we,” “us” and “our” mean R.H. Donnelley Corporation. References to the “offer to exchange” mean this document and the accompanying cover letter, election form and notice of withdrawal. References to the “offer” or the “exchange program” mean the exchange program described in this offer to exchange.
How the Exchange Program Works
Q.1.	What is the offer?

Beginning on June 12, 2008 and ending at midnight Eastern Daylight Time on July 10, 2008, unless we extend the offer, each eligible employee (described in Question 3 below) may decide to exchange eligible awards (described in Question 4 below) for new SARs (described in Questions 9 and 13-17 below). The number of new SARs an eligible employee will receive in exchange for his or her eligible awards will be determined by the exchange ratios (described in Questions 10 and 11 below) applicable to the particular tranches of eligible awards tendered by the employee and will cover fewer shares than are covered by the eligible awards exchanged in the exchange program. The new SARs will have a term of seven years and a three-year vesting schedule, subject to accelerated vesting upon the occurrence of certain events, including involuntary termination of employment within two years of a change in control of RHD, and, with respect to certain members of senior management whose new SARs will be subject to stock price appreciation targets, upon a change in control of RHD (described in Question 17 below).

Participation in the offer is voluntary. If you choose not to participate in the offer, you will not receive new SARs, and your outstanding options and SARs will remain outstanding in accordance with their current terms and conditions.
Q.2.	Why is RHD making the exchange offer?

Management and the Board of Directors believe the exchange program will help to retain and motivate those operating our business and whose energy and dedication will be needed to generate future growth in revenues and earnings, thereby creating shareholder value. We believe the exchange program will help to restore the incentive value of our equity award program by providing employees with an opportunity to exchange their deeply “underwater” options and SARs for new SARs (with the terms and conditions described in this offer to exchange). In effect, the exchange program will enable us to realign the exercise prices of previously granted awards with the current value of our common stock, so that outstanding equity awards once again become important tools to help motivate and retain our existing employees and to restore the competitiveness of our total rewards program. See Section 3 — “Purpose of this Offer.”

Q.3.	Am I eligible to participate in the exchange program?

Only “eligible employees” may participate in this offer. You are eligible to participate in the offer if:
•	you are an employee of RHD or one of our subsidiaries on the date of this offer, June 12, 2008;

•	you hold options and/or SARs that are eligible for the exchange program (described in Question 4 below); and

•	you have neither ceased to be an employee nor have submitted or received notice of termination of employment prior to the date on which we accept and cancel the options and SARs tendered in the exchange program and grant the new SARs.
Additionally, an eligible employee who tenders his or her eligible awards for exchange must also be an employee on the date of grant of the new SARs in order to receive the new SARs. Non-employee directors and former employees are not eligible to participate in the exchange program. At May 23, 2008, we had 1,552 employees who held outstanding options and SARs eligible for the exchange program. See Section 1 — “Eligibility.”

Q.4.	What options and SARs may I exchange?

Only “eligible awards” may be exchanged in this offer. Eligible awards are outstanding stock options and SARs having exercise prices no less than $10 per share granted under any of the following plans:
•	R.H. Donnelley Corporation 1991 Key Employees’ Stock Option Plan;

•	R.H. Donnelley Corporation 2001 Stock Award and Incentive Plan;

•	R.H. Donnelley Corporation 2005 Stock Award and Incentive Plan, or the “2005 Plan”;

•	Dex Media, Inc. 2004 Incentive Award Plan;

•	Dex Media, Inc. 2002 Stock Option Plan;

•	R.H. Donnelley Corporation 2001 Partnershare Plan;

•	R.H. Donnelley Corporation 1998 Partnershare Plan; and

•	Business.com, Inc. 2004 Stock Option Plan.
Other types of equity awards (such as restricted stock units) are not eligible for participation in the exchange program. You should review the individual award statement provided to you in connection with this offer to exchange. It lists all of your options and SARs granted under the plans listed above that have an exercise price of at least $10 per share and therefore are eligible for exchange in this offer. See Section 2 — “Eligible Awards; Expiration Date.”

Q.5.	Can I exchange eligible awards that I have already fully exercised?

No. This offer applies only to outstanding eligible awards and only to the portion of such outstanding awards that remains exercisable. An eligible award grant that has been fully exercised is no longer outstanding. You should review the individual award statement provided to you in connection with this offer to exchange. It lists all of your eligible awards to the extent they remain outstanding and are eligible for exchange in this offer.
Q.6.	I have more than one eligible award. Can I elect to exchange only some of my eligible awards?

No. New SARs issued through the exchange program will only be granted if an eligible employee tenders all of his or her eligible awards. If you have more than one outstanding eligible award grant, you must exchange all of your eligible awards under all of your eligible award grants to participate in this exchange program. See Section 2 — “Eligible Awards; Expiration Date.”

Q.7.	Can I exchange the remaining portion of an eligible award that I have already partially exercised?

Yes. If you previously exercised an eligible award in part, the remaining unexercised portion of the eligible award can be exchanged under the exchange program.
Q.8.	Can I exchange both vested and unvested eligible awards?

Yes. You can exchange eligible awards whether they are vested or unvested. See Questions 15-17, which provide information on the vesting schedule that will apply to new SARs, and Section 9 — “Source and Amount of Consideration; Terms of New SARs.”
Q.9.	How are SARs different from options?

SARs are equity awards that are economically identical to options. Like an option, an SAR is granted covering a specified number of shares, with a specified exercise price at the grant date. The employee can exercise the SAR, once it has vested, and receive the value of each underlying share at the date of exercise less the exercise price. Our SARs are stock-settled SARs. Accordingly, at exercise, the aggregate net value is converted into a number of shares based on the current market price of our common stock, and this number of shares is delivered to the employee (less any applicable tax withholding). Given an option for 100 shares and an SAR for 100 shares with each having the same exercise price, the number of shares realized by exercise of the SAR at a given date would be identical to the net shares retained if the option were exercised on a “net” basis, by having us retain option shares to cover the exercise price. Although SARs are identical economically to options from the employee’s perspective, the exercise of SARs results in fewer shares outstanding and less dilution to our stockholders.
Q.10.	If I participate, how many new SARs will I receive?

The number of new SARs to be received in exchange for each eligible award is calculated pursuant to an exchange ratio set by the Compensation and Benefits Committee of our Board of Directors for each tranche of eligible awards. A tranche is a group of awards which all have the same grant date, exercise price and expiration date. There are 81 tranches of awards eligible for this exchange program. Each specific tranche of eligible awards is set forth together with its applicable exchange ratio on the table attached as Annex A to this offer to exchange. See Section 2 — “Eligible Awards; Expiration Date.” In connection with this offer to exchange, we are providing you with an individual award statement that identifies your eligible awards, the applicable exchange ratio for each tranche and the number of new SARs you will receive if you elect to participate in the exchange program.

The weighted average exchange ratio for all eligible awards is 1 to 3.7, which means that participants will receive, on average, one new SAR for every 3.7 shares underlying eligible awards tendered for exchange. The weighted average exchange ratio for eligible awards held by certain members of senior management whose new SARs will be subject to stock price appreciation targets is 1 to 3.8, whereas the weighted average exchange ratio for eligible awards held by all other eligible employees is 1 to 3.5. As a result, in order to receive one new SAR, those senior management members will need to exchange awards covering a greater number of shares than awards exchanged by other eligible employees in this offer.
Q.11.	How were the exchange ratios for eligible awards determined?

We used the Black-Scholes valuation model (a recognized and accepted method for determining the value of derivative securities like stock options and SARs) in our determination of the exchange ratios for the various tranches of eligible awards listed in Annex A. In every case, the eligible awards that you tender for exchange cover more shares of our common stock than the number of new SARs that you will receive in exchange for such eligible awards. See Section 2 — “Eligible Awards; Expiration Date.”

Q.12.	When and how will my new SARs be granted?

The new SARs will be granted promptly after the expiration of the offer and after we have accepted and cancelled the eligible awards tendered in the exchange program. Your new SAR awards will be evidenced by an SAR agreement between you and us. As soon as reasonably practicable following the grant date, each recipient of new SARs in this offer will be notified by E*Trade Financial and asked to review and accept his or her individual award agreement. The terms and conditions of the new SAR award must be accepted through your E*Trade account before your new SARs can be exercised after they vest and, if applicable to you, after any stock price appreciation targets are satisfied or deemed satisfied. See Section 6 — “Acceptance of Eligible Awards for Exchange; Issuance of New SARs” and Section 9 — “Source and Amount of Consideration; Terms of New SARs.”
Q.13.	What will be the exercise price of new SARs received in the exchange program?

Each new SAR will have an exercise price equal to the average of the high and low market prices of our common stock as reported by the New York Stock Exchange on the trading date immediately preceding the date of grant. See Section 9 — “Source and Amount of Consideration; Terms of New SARs.”
Q.14.	What is the term of the new SARs?

The new SARs will have a stated expiration date of seven years after the grant date. In the case we terminate a holder of a new SAR for cause or a holder voluntarily terminates his or her employment, the new SARs will be immediately cancelled and forfeited. Once vested, assuming new SARs are not forfeited in accordance with the preceding sentence, the new SARs will be subject to exercise for a period of one year following termination of employment (so long as, if applicable to you, any stock price appreciation targets are satisfied or deemed satisfied), but in no event following the expiration date of the new SARs. Most of the options and SARs eligible for exchange in the offer provide for a shorter post-termination exercise period, typically 90 days for terminations other than in connection with death, disability or retirement. See Section 9 — “Source and Amount of Consideration; Terms of New SARs.”
Q.15.	When will the new SARs vest?

The new SARs, which will not be vested at the time of grant, will vest as to one-third of the underlying shares on each of the first three anniversaries of the grant date. This new vesting period will apply to each new SAR regardless of whether the tendered eligible awards were already vested and regardless of the vesting schedule of the tendered eligible awards. See Section 9 — “Source and Amount of Consideration; Terms of New SARs.”
Q.16.	Under what circumstances will vesting of the new SARs accelerate?

Vesting of the new SARs will be subject to acceleration in cases in which (a) we terminate the employment of a holder for reasons other than cause or, with respect to certain members of senior management whose new SARs will be subject to stock price appreciation targets, the holder has good reason (as defined in the applicable employment agreement or severance plan) to terminate his or her employment, in either case, within two years after a change in control of RHD, or (b) a holder’s employment terminates due to death, disability or retirement. For those members of senior management whose new SARs will be subject to stock appreciation targets, vesting also will be subject to acceleration upon a change in control of RHD. Your vesting and exercise rights are contingent upon continued employment through the applicable vesting date and, if applicable to you, through the date any stock price appreciation targets are satisfied or deemed satisfied. See Section 9 — “Source and Amount of Consideration; Terms of New SARs.”
Q.17.	Will new SARs granted to executive officers who participate in the offer have the same vesting terms?

Yes. All new SARs will be subject to the same service-based vesting terms. In addition, certain members of our senior management who participate in the exchange program will receive new SARs that only will become exercisable upon achievement of the below specified stock appreciation targets in addition to the service-based vesting schedule applicable to all new SARs. These “Senior Management Members” are our “named executive officers” listed in the “Summary Compensation Table — Fiscal 2007” in our proxy statement for our 2008 annual meeting of stockholders, referred to as our “NEOs,” three other members of our executive committee and our three general managers of sales. Exercisability of new SARs granted to Senior Management Members will be conditioned upon the achievement of the following stock price appreciation targets:
•	the first vested tranche of new SARs will not be exercisable until our stock price equals or exceeds $20 per share;

•	the second vested tranche of new SARs will not be exercisable until our stock price equals or exceeds $30 per share; and

•	the third and final vested tranche of new SARs will not be exercisable until our stock price equals or exceeds $40 per share.
These stock price appreciation targets will be deemed satisfied if, at any time during the life of the new SARs, the average closing price of our common stock on the New York Stock Exchange during any ten consecutive trading days equals or exceeds the specified target stock price; provided, however, that otherwise vested SARs that do not become exercisable prior to their expiration date due to the failure to achieve these performance conditions will terminate.

In addition, these performance conditions to exercisability of the new SARs granted to Senior Management Members will be deemed satisfied prior to achievement of the respective stock price appreciation targets, as follows: in the event of (a) involuntary termination of a Senior Management Member by us without Cause or voluntary termination by a Senior Management Member for Good Reason, (b) a Change in Control of RHD, or (c) death, disability or retirement of a Senior Management Member, the next higher stock price appreciation target will be deemed satisfied, such that new SARs previously not subject to exercise by virtue of not yet having satisfied the next higher stock price appreciation target will become immediately exercisable. As a result, these events effectively accelerate the exercisability of one-third of the total new SARs granted to each Senior Management Member if any stock price appreciation target has yet to have been met at that time. In the event of involuntary termination of a Senior Management Member by us without Cause or voluntary termination by a Senior Management Member for Good Reason within two years following a Change in Control, all stock price appreciation targets will be deemed satisfied such that all new SARs will be immediately exercisable. “Cause,” “Change in Control” and “Good Reason” have the meanings given to them under the applicable Senior Management Member’s employment agreement with us, or if none, the severance plan applicable to such Senior Management Member. For more information on the terms of the new SARs, see Section 9 — “Source and Amount of Consideration; Terms of New SARs.”

Q.18.	Must I participate in this offer?

No. Participation is completely voluntary. If you choose not to participate, you would keep all of your existing equity awards, including your eligible awards, you would not receive any new SARs under the exchange program and no changes would be made to the terms of any of your existing awards.
Q.19.	How should I decide whether or not to exchange my eligible awards for new SARs?

We are providing information to assist you in making your own informed decision, but neither we, nor the Compensation and Benefits Committee nor the Board of Directors make any recommendation as to whether you should or should not participate in the exchange program. You may consult with your own outside legal counsel, accountant and/or financial advisor for further advice. We have not authorized anyone to provide you with additional information in this regard.

In evaluating this offer, you should keep in mind that the future performance of our common stock will depend upon, among other factors, the future overall economic environment, the performance of the overall stock market and companies in our sector, the performance of our business and the risks and uncertainties set forth in our filings with the SEC. We recommend that you read our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, each of which has been filed with the SEC and is available at www.sec.gov and our website at www.rhd.com, as well as all other documents incorporated by reference in our Tender Offer Statement on Schedule TO of which this offer to exchange is a part. Each of these documents is available at no charge by contacting RHD Investor Relations at (800) 497-6329. For further information, see Section 17 — “Additional Information.”
Q.20.	Will our executive officers participate in this offer?

Yes. The offer is open to all eligible employees, including our executive officers. We expect all of our executive officers who hold eligible awards to participate in the offer. For information on the number of shares underlying eligible awards held by each of our executive officers, please see Section 11 — “Interests of Directors and Officers; Transactions and Arrangements Concerning Any Securities of RHD.” The new SARs received by executive officers who are Senior Management Members will be subject to stock price appreciation targets in addition to the service-based vesting schedule applicable to all new SARs, as described in Question 17 above and Section 9 — “Source and Amount of Consideration; Terms of New SARs.”
Q.21.	Can the offer be modified?

Prior to the expiration of the offer, we may, in our discretion, extend, amend or modify the offer and we may terminate the offer if in our reasonable judgment any of the events described in Section 7 — “Conditions of this Offer” occurs. We will notify you if the offer is terminated, amended or modified in any material manner. See Section 15 — “Extension of Offer; Termination; Amendment.”
Q.22.	What if my employment with RHD ends before the new SARs are granted?

You must be an employee of RHD or one of our subsidiaries on the date the new SARs are granted in order to receive new SARs. If your employment with us terminates for any reason or you receive or submit a notice of termination after you tender eligible awards for exchange in this offer, but before the tendered awards are accepted and cancelled and the new SARs are granted, your tender will automatically be deemed withdrawn and you will not participate in the exchange program. In that case, you will retain your outstanding options and SARs in accordance with their current terms and conditions, and you may exercise them, to the extent they are vested, in accordance with their terms during any period of time following your termination of employment in which they remain exercisable. See Section 1 — “Eligibility.”

Participation in this offer does not confer upon you the right to remain an employee of RHD.
Q.23.	Are there other circumstances under which I would not be granted new SARs even after I have tendered my eligible awards and they are cancelled, and even if I continue to be otherwise eligible to receive new SARs?

While it is quite unlikely, it is possible that even if we accept your tendered eligible awards, we will not issue new SARs to you if we are prohibited by applicable law or regulations from doing so. We will use all reasonable efforts to avoid such prohibition. See Section 13 — “Legal Matters; Regulatory Approvals” and Section 19 — “Miscellaneous.”
Q.24.	If I tender eligible awards in this offer, am I giving up my rights to them?

Yes. When you tender your eligible awards and we accept them for exchange, those eligible awards will be cancelled and you will no longer have any rights to them. See Section 1 — “Eligibility.”

Q.25.	What happens to my new SARs if my employment with RHD is terminated after I receive them?

In the event we terminate a holder of new SARs for cause or a holder voluntarily terminates his or her employment with us, the new SARs will be immediately cancelled and forfeited. Once vested, assuming new SARs are not forfeited in accordance with the preceding sentence, the new SARs will be subject to exercise for a period of one year following termination of employment (so long as, if applicable to you, any stock price appreciation targets are satisfied or deemed satisfied), but in no event following the expiration date of the new SARs. The vesting of new SARs may be accelerated in connection with certain termination events, as described in Question 16. Most of the eligible awards provide for a shorter post-termination exercise period, typically 90 days for terminations other than in connection with death, disability or retirement. See Section 9 — “Source and Amount of Consideration; Terms of New SARs.”
Q.26.	Does the Company make any recommendation about this offer?

None of management, our Board of Directors or the Compensation and Benefits Committee is making any recommendation about this offer. Although the Compensation and Benefits Committee of our Board of Directors has approved this exchange offer, they recognize that the decision to accept or reject this offer is an individual one that should be based on a variety of factors, including your own personal circumstances and preferences. You should consult with your personal advisors if you have questions about your financial or tax situation as it relates to this offer. None of management, the Compensation and Benefits Committee or our Board of Directors is making any recommendation to employees as to whether or not to accept this offer.
Q.27.	Is there any information regarding RHD I should consider?

Yes. Your decision of whether to accept or reject this offer should take into account the factors described in this offer to exchange, as well as the various risks and uncertainties inherent in our business. These risks include, but are not limited to, those risks set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. In addition, before making your decision to tender your eligible awards, you should carefully review the information about RHD discussed under “Risk Factors” in this document and in Section 10 — “Information Concerning RHD; Summary Financial Information.” Section 17 — “Additional Information” explains where you can find additional information about us.
Q.28.	What happens if, after the grant date, my new SARs end up being out-of-the-money?

The offer is a one-time opportunity and we do not expect to offer this opportunity again in the future. Your outstanding eligible awards have lives of either seven or ten years from the date of initial grant, and your new SARs will have a term of seven years. We can provide no assurance as to the possible market price of our common stock at any time in the future. As such, we do not presently anticipate offering employees another opportunity to exchange out-of-the-money equity awards for replacement awards. See Section 3 — “Purpose of this Offer.”
Duration of the Offer
Q.29.	How long do I have to decide whether to participate in this offer?

You have until 12:00 midnight Eastern Daylight Time on July 10, 2008 to tender your eligible awards in this offer. No exceptions will be made to this deadline, unless we extend the offer for all eligible employees. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this offer at any time. Under certain circumstances, we may be required to extend the offer. If we extend this offer, we will publicly announce the extension no later than 9:00 a.m., Eastern Daylight Time, on the next business day after the last previously scheduled or announced expiration date. See Section 15 — “Extension of Offer; Termination; Amendment.”

Q.30.	If the offer is extended, how will the extension affect the date on which the new SARs will be granted?

If we extend the offer and you elect to participate in it, you must properly tender any eligible award you wish to exchange before the expiration of the extended offer period. Your properly tendered eligible awards will be accepted and cancelled, and your award of new SARs will be granted, promptly following the extended expiration date.
How to Elect to Participate
Q.31.	How do I tender my eligible awards for exchange?

If you are an eligible employee on the date that you choose to tender your eligible awards, you may tender your eligible awards at any time before this offer expires at 12:00 midnight Eastern Daylight Time on July 10, 2008. An election form has been provided to you accompanying this offer to exchange.

To validly tender your eligible awards, you must deliver a properly completed election form and any other documents required by the election form by hand, by interoffice mail, by regular or overnight mail, or by facsimile to:

Exchange Program R.H. Donnelley Corporation 1001 Winstead Drive Cary, North Carolina 27513 Fax No. (919) 297-1212

Your election form may be changed at any time before the expiration of the offer by delivering a new properly completed election form bearing a later date. Your eligible awards will not be considered tendered until we receive the election form. We must receive your properly completed and duly executed election form by 12:00 midnight Eastern Daylight Time on July 10, 2008. If you miss this deadline, you will not be permitted to participate in this offer.

For more information about tendering your eligible awards, see Section 4 — “Procedures for Tendering Eligible Awards.”
Q.32.	If I elect to exchange my eligible awards by returning the election form, can I change my mind?

Yes. If you decide to participate and then change your mind, you may withdraw your tendered eligible awards at any time before this offer closes at 12:00 midnight Eastern Daylight Time on July 10, 2008. If we extend this offer beyond that time, you may withdraw your tendered eligible awards at any time until the extended expiration date. If we have not accepted your tendered eligible awards by August 7, 2008, you will also have the right to withdraw your tendered awards after that date until we accept your tendered awards.

To validly withdraw tendered eligible awards, you must deliver a properly completed and duly executed notice of withdrawal by hand, by interoffice mail, by regular or overnight mail, or by facsimile to:

Exchange Program R.H. Donnelley Corporation 1001 Winstead Drive Cary, North Carolina 27513 Fax No. (919) 297-1212
A form notice of withdrawal has been provided to you accompanying this offer to exchange. Your tendered eligible awards will not be considered withdrawn until we receive your properly completed and duly executed notice of withdrawal. If you then decide to make a new election, you must request and submit a new election form to do so before the offer expires.

For more information about your withdrawal rights, see Section 5 — “Withdrawal Rights.”

Q.33.	What will happen if I do not return my election form by the deadline?

If you do not return your election form by the deadline, then all eligible awards you hold will remain in full force and effect at their original exercise price and on their original terms and conditions and you will not receive any new SARs.
Q.34.	What if I elect not to tender my eligible awards for exchange in this offer?

If you prefer not to tender your eligible awards for exchange in this offer, you do not need to return any forms to us. In that case, your eligible awards will remain in full force and effect at their original exercise price and on their original terms and conditions and you will not receive any new SARs.
U.S. Federal Income Tax Considerations
Q.35.	Will I owe taxes if I exchange my eligible awards in this offer?

You should consult your own financial and/or tax advisor, but generally there should be no adverse tax consequences to eligible employees arising from participation in the exchange program. In the case of any incentive stock option tendered in the exchange program, the new SARs granted in exchange would not preserve the potential tax advantages of the tendered incentive stock option. Many of the outstanding Business.com awards are incentive stock options. See Section 14 — “Material Tax Consequences” for more information.
Q.36.	Are there any tax consequences to my declining to participate in this offer?

You should consult your own financial and/or tax advisor, but generally there should be no adverse tax consequences to eligible employees arising from non-participation in the exchange program. Please note that if your eligible awards include incentive stock options, you elect not to participate in the exchange program and the offer remains open for 30 days or more, it is possible that your incentive stock options could be deemed to have been modified, which, as described in “Tax-Related Risks” below, would re-start the holding period necessary to qualify for the preferable tax treatment afforded incentive stock options. If your eligible awards include incentive stock options and you elect not to participate in the exchange program, you may be able to preclude the possibility of modification by affirmatively indicating that you intend not to tender these awards within the initial 30-day offering period. You can do this by delivering a properly completed and duly executed rejection form by hand, by interoffice mail, by regular or overnight mail, or by facsimile to:

Exchange Program R.H. Donnelley Corporation 1001 Winstead Drive Cary, North Carolina 27513 Fax No. (919) 297-1212

How to Get More Information
Q.37.	What if I have any questions regarding this offer, or if I need additional copies of this offer to exchange or any documents referred to in this offer to exchange?

If you have any questions regarding the offer, please direct them by e-mail to exchangeprogram@rhd.com and we will respond to your questions. You can find additional copies of the offer to exchange or any other related documents filed as exhibits to our Tender Offer Statement on Schedule TO available on the SEC website (www.sec.gov) or on the RHD intranet under “Human Resources.” For further information, see Section 17 — “Additional Information.”
RISK FACTORS
     Participation in this offer involves a number of potential risks and uncertainties, including those described below. The risks and uncertainties described below and the risk factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 13, 2008 and incorporated herein by reference, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed on May 8, 2008 and incorporated herein by reference, highlight the material risks of participating in this offer. Eligible employees should consider these risks and uncertainties, among other things, and are encouraged to speak with a financial, tax or legal advisor as necessary before deciding whether or not to participate in this offer. In addition, we strongly urge you to read all of the materials relating to this offer before deciding whether or not to tender your eligible awards for exchange.
Economic Risks
     You may lose the potential benefit of any vested eligible awards that you tender in this offer.
     Regardless of the vested status or remaining vesting schedule of the eligible awards that you tender, your new SARs will be subject to a new vesting schedule. They will not be vested at all upon grant, the first vesting date will not occur until one year after the grant date and they will not be fully vested until three years after the grant date. You will lose the benefit of any vesting that has already occurred with respect to your eligible awards. If your employment with us terminates, your new SARs may be forfeited unvested or may be vested for a lesser percentage than the eligible awards that were tendered and cancelled in the offer.
     The exercise price of new SARs will be fixed at the time of grant, based on market prices of RHD common stock prevailing at that time, which may be substantially above or below the current prevailing market prices.
     The exchange ratios for the number of eligible awards that you must tender in exchange for new SARs have been fixed in advance of this offer, and will not vary even if there has been a sharp change in the market price of our common stock by the time the new SARs are granted. If the market price of our common stock rises markedly by the time of grant, your new SARs could have a higher exercise price than some of your tendered eligible awards.
Tax-Related Risks
     Your new SARs will be non-qualified awards under U.S. tax laws.
     Regardless of whether the eligible awards you tender in the offer are incentive stock options, non-qualified stock options or SARs, all new SARs will be non-qualified awards under U.S. tax laws. At the time that a new SAR is exercised, you will have ordinary income equal to the fair market value of the underlying common stock on the date of exercise less the exercise price of the new SAR.
     Even if you elect not to participate in the offer, any incentive stock options you hold may be adversely affected if you do not affirmatively decline the offer.
     We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the offer. We also believe that the offer will not change the U.S. federal income tax treatment of subsequent grants and exercises of any incentive stock options you hold (and sales of shares acquired upon exercise of such options) if you do not participate in the offer. We currently anticipate that the offer will not remain open for 30 days or more. However, the terms of the offer allow us, at our discretion, to have the offer remain open for 30 or more days. Should the offer remain open for 30 days or more and you choose not to participate in the offer but do not affirmatively decline the offer, you may be deemed to have a “modified option” pursuant to certain provisions of the Internal Revenue Code of 1986, as amended (the “Code”). Such modified option will contain all the prior terms of the existing option, except that the date of the grant of the option will be deemed to be the first day of the offer. The exercise of an incentive stock option generally will not result in taxable income to you (with the possible exception of alternative minimum tax liability) if you do not dispose of the shares received upon exercise of the option less than one year after the date of exercise and two years after the date of grant, and you are continuously an employee of RHD from the date of grant to three months before the date of exercise (or 12 months in the event of death or disability). The modification described above will mean that this holding period will begin again. Therefore, should (1) you choose not to participate in the offer but do not affirmatively reject the offer, (2) the offer be held open 30 days or more, and (3) you dispose of the stock underlying an incentive stock option prior to the satisfaction of the new holding periods (two years from the first day of the offer and one year from exercise of the option), you may be taxed as if you received compensation in the year of the disposition. You must treat gain realized in the premature disposition as ordinary income to the extent of the lesser of (1) the fair market value of the stock on the date of exercise minus the option price; or (2) the amount realized on disposition of the stock minus the option price. Any gain in excess of these amounts will be treated as either short-term or long-term capital gain. In such a case, we generally are entitled to deduct, as compensation paid, the amount of ordinary income realized by you. You may affirmatively reject participation in the offer by delivering a properly completed rejection form by hand, by interoffice mail, by regular or overnight mail, or by facsimile to:
Exchange Program
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513
Fax No. (919) 297-1212
     If you are a resident of the United States but subject to foreign tax laws, there may be tax and social insurance consequences for participating in this offer.
     If you are residing in the United States, but are also subject to the tax laws of another country, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should be certain to consult your own tax advisors to discuss these consequences.
Business-Related Risks
     For a discussion of risks associated with our business, please see the discussion of risks related to our business under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.
THE OFFER
Section 1. Eligibility.
     You are eligible to participate in the offer (an “eligible employee”) if you are an employee of RHD or one of our subsidiaries on the date the offer is made, you hold eligible awards (as defined below in Section 2 — “Eligible Awards; Expiration Date”) and you remain an employee as of the date we accept and cancel eligible awards tendered to us in the exchange program and grant the new SARs. You will not be eligible to tender eligible awards or receive new SARs if your employment with RHD is terminated for any reason prior to the grant date of the new SARs, including retirement, disability or death. If you resign or receive or submit a notice of termination at any time before the date on which we accept and cancel tendered eligible awards and the new SARs are granted, you will not be eligible to participate in the offer and you will not receive new SARs. Non-employee directors and former employees are not eligible to participate in the offer.

     An employee who is on an authorized leave of absence and is otherwise an eligible employee on such date will be eligible to tender eligible awards prior to the expiration date (as defined below in Section 2 — “Eligible Awards; Expiration Date”). If you tender your eligible awards and they are accepted and cancelled in this offer and you are on an authorized leave of absence on the grant date, you will be entitled to a grant of new SARs on that date as long as you are otherwise eligible to receive new SARs on such date. Leave is considered “authorized” if it was approved in accordance with the policies or practices of RHD.
     You must be an employee of RHD or one of our subsidiaries on the date the new SARs are granted in order to receive new SARs. If your employment with us terminates for any reason or you receive or submit a notice of termination after you have tendered eligible awards for exchange in this offer, but before the tendered awards are accepted and cancelled and the new SARs are granted, your tender automatically will be deemed withdrawn and you will not participate in the exchange program. In that case, you will retain your outstanding options and SARs in accordance with their current terms and conditions, and you may exercise them, to the extent they are vested, in accordance with their terms during any period of time following your termination of employment that they remain exercisable.
     Participation in this offer does not confer upon you the right to remain an employee of RHD.
Section 2. Eligible Awards; Expiration Date.
     Upon the terms and subject to the conditions described in this offer to exchange, we are making an offer to eligible employees to exchange all of their eligible awards which are properly tendered in accordance with Section 4 — “Procedures for Tendering Eligible Awards,” and not validly withdrawn pursuant to Section 5 — “Withdrawal Rights,” before the “expiration date” (as defined below) in return for new SARs, the terms of which are more fully described in Section 9 — “Source and Amount of Consideration; Terms of New SARs.” The eligible awards consist of all outstanding options and SARs that have an exercise price equal to or greater than $10 per share granted under any of the following plans:
•	R.H. Donnelley Corporation 1991 Key Employees’ Stock Option Plan;

•	R.H. Donnelley Corporation 2001 Stock Award and Incentive Plan;

•	R.H. Donnelley Corporation 2005 Stock Award and Incentive Plan (the “2005 Plan”);

•	Dex Media, Inc. 2004 Incentive Award Plan;

•	Dex Media, Inc. 2002 Stock Option Plan;

•	R.H. Donnelley Corporation 2001 Partnershare Plan;

•	R.H. Donnelley Corporation 1998 Partnershare Plan; and

•	Business.com, Inc. 2004 Stock Option Plan (collectively, the “Plans”).
     Other outstanding types of equity awards, such as restricted stock units, are not eligible for participation in the exchange program. The individual award statement provided to you in connection with this offer to exchange lists your eligible awards.
     All new SARs issued upon completion of the exchange program and in accordance with the terms of this offer will be granted under the 2005 Plan, and shares subject to eligible awards that become available under the Plans due to cancellations or forfeitures will be issuable under the 2005 Plan in accordance with its terms and the terms of the applicable award agreement.
     As of May 23, 2008, options to purchase 2,550,250 shares of our common stock and SARs covering 6,002,443 shares of our common stock were outstanding and 627,654 shares of common stock were available for future award grants. Of the outstanding awards, as of May 23, 2008, options to purchase 2,299,295 shares of common stock and SARs covering 3,683,056 shares of common stock would constitute eligible awards with respect to the offer. These eligible awards are held by 1,552 eligible employees.
     If you want to participate in the offer, you must tender all of your eligible awards. If you have more than one outstanding eligible award grant, you must tender all of your eligible awards under all of your eligible award grants to participate in the offer. If you tender your eligible awards and we accept them following the expiration of this offer, they will be cancelled and you will no longer have any rights to them.
     If your eligible awards are properly tendered and cancelled in this offer and you are entitled to receive new SARs, you will receive a number of new SARs calculated pursuant to exchange ratios set by the Compensation and Benefits Committee of our Board of Directors for each outstanding tranche of eligible awards. A tranche is a group of all awards with the same grant date, exercise price and expiration date. The tranches of eligible awards and their applicable exchange ratios are set forth on Annex A to this offer to exchange. Annex A groups the tranches as to whether they represent (i) grants under the RHD plans, which include the R.H. Donnelley Corporation 1991 Key Employees’ Stock Option Plan, R.H. Donnelley Corporation 2001 Stock Award and Incentive Plan, the 2005 Plan, the R.H. Donnelley Corporation 2001 Partnershare Plan and the R.H. Donnelley Corporation 1998 Partnershare Plan, (ii) grants under the Dex Media, Inc. plans, which include the Dex Media, Inc. 2004 Incentive Award Plan and the Dex Media, Inc. 2002 Stock Option Plan, and (iii) grants under the Business.com, Inc. 2004 Stock Option Plan. Tranches under the RHD plans are grouped separately by whether they represent grants to Senior Management Members or grants to other eligible employees.
     The exchange ratio for a particular tranche of eligible awards is the ratio that determines the number of eligible award shares of the tranche that you must tender for exchange to receive one new SAR. We will not issue SARs for any fractional shares of stock. Accordingly, any exchange that would result in a fractional share underlying an SAR will be rounded down on a tranche-by-tranche basis to the nearest whole number of shares underlying the new SARs.
     For example, if your eligible awards consist of a stock option granted under one of the RHD plans on 7/1/04 with an exercise price of $43.85 per share covering 11,000 shares and an SAR granted under one of the RHD plans on 7/2/07 with an exercise price of $75.66 per share covering 35,000 shares and you elect to exchange your eligible awards, then you would receive new SARs covering 13,144 shares in exchange for those eligible awards. This amount is calculated by identifying the applicable exchange ratio for each award grant on Annex A, 4.272 and 3.311 in the case of the options and SARs referenced above, then dividing the number of shares underlying the appropriate grant by the applicable exchange ratio and rounding down to 2,574 and 10,570, respectively. Added together, this totals 13,144 shares underlying the new SARs.
     The individual award statement provided to you in connection with this offer to exchange lists all of your eligible awards, the applicable exchange ratio for each tranche and the number of new SARs you will receive for each tranche of eligible awards if you elect to participate in this offer. Because an eligible employee must elect to participate in the exchange program on an “all-or-none” basis, your individual award statement also presents the aggregate number of new SARs you will receive for all of your tranches of eligible awards if you elect to participate in this offer.
     We used the Black-Scholes valuation model (a recognized and accepted method for determining the value of derivative securities like stock options and SARs) in our determination of the exchange ratios for the various tranches of eligible awards shown in Annex A. The Black-Scholes model uses the following factors: (i) stock price, (ii) exercise price, (iii) expected life of the option or SAR, (iv) volatility of the stock price, (v) a risk-free interest rate and (vi) expected dividend yield of the stock. Some of these factors are objectively determinable, while others, such as appropriate volatility measures, require some judgment. In applying the Black-Scholes model to value the eligible awards, the factors that varied from tranche to tranche were their exercise prices, risk-free interest rate, volatility and remaining contractual lives, while the factors for stock price and expected dividend yield were common to our valuation of all eligible awards. For purposes of determining the exchange ratios, the Black-Scholes values were calculated using the following assumptions:
     For outstanding options and SARs to be tendered in the exchange program — Original exercise price equal to each grant’s original exercise price, fair market value of $5.18 per share, expected holding period equal to the remaining life of the outstanding grant, expected dividend yield, expected volatility calculated depending on the expected holding period and risk-free interest rate ranging from 1.89% to 3.62%, depending upon the expected holding period.

     For new SARs to be granted in the exchange program — Exercise price and fair market value of $5.18 per share, expected holding period of five years, expected dividend yield, expected volatility and risk-free interest rate of 3.3%, as well as a 10% discount factor for SARs granted to Senior Management Members with market price exercise limitations, as determined by a major investment banking firm using the trinomial tree model.
     The Compensation and Benefits Committee established the exchange ratios for the various tranches to target the Board and stockholder approved weighted average maximum of one new SAR for every 3.7 shares underlying eligible awards. The weighted average exchange ratio for eligible awards held by the Senior Management Members is 1 to 3.8, whereas the weighted average exchange ratio for eligible awards held by all other eligible employees is 1 to 3.5. As a result, in order to receive one new SAR, the Senior Management Members will need to exchange awards covering a greater number of shares than awards exchanged by other eligible employees in this offer. The exchange ratios used in this offer have been approved by our Compensation and Benefits Committee pursuant to the authority granted by our Board of Directors.
     This offer is scheduled to expire at 12:00 midnight Eastern Daylight Time on July 10, 2008, referred to as the “expiration date,” unless we, in our sole discretion, extend the period of time the offer will remain open. If we extend the period of time during which the offer remains open, the expiration date will mean the latest time and date at which the offer expires. See Section 15 — “Extension of Offer; Termination; Amendment” for a description of our rights to extend, terminate, modify and amend this offer.
Section 3. Purpose of this Offer.
     The sharp decline in the market price of our common stock since mid-2007 has left virtually all of the outstanding options and SARs held by our employees largely valueless, since the exercise price of those outstanding awards far exceeds the present market price of our common stock (referred to as “out-of-the-money” or “underwater”). Prior to 2008, we depended almost exclusively upon these awards as the sole long-term incentive vehicle for our employees, including our executive officers. Unfortunately, the recent decline in our stock price has substantially eliminated the incentive and retention value of the eligible awards.
     The exchange program is designed to restore the incentive value of our equity award program by providing eligible employees with an opportunity to exchange deeply underwater options and SARs for new SARs covering fewer shares, but with an exercise price based on the current, dramatically lower market price, and requiring another three years of future service in order to fully vest. In effect, the exchange program is intended to enable us to realign the exercise prices of previously granted awards with the current value of our common stock, so that outstanding equity awards once again become important tools to help motivate and retain our existing employees by maintaining the competitiveness of our total rewards program. The exchange program will not restore any of the lost in-the-money value of any employee’s eligible awards, but will provide an opportunity to participate in future stockholder value creation through appreciation in our stock price. We obtained stockholder approval to conduct the exchange program at our 2008 annual meeting of stockholders.
     The offer is a one-time opportunity and is not expected to be offered again in the future. Your outstanding eligible awards have lives of either seven or ten years from the date of initial grant, and your new SARs will have a term of seven years. We can provide no assurance as to the possible market price of our common stock at any time in the future. As such, we do not presently anticipate offering employees another opportunity to exchange out-of-the-money equity awards for replacement awards.
     Subject to the foregoing, and except as otherwise disclosed in this offer to exchange or in our filings with the SEC, and other than transactions among or between us and our affiliates, we presently have no plans or proposals that relate to or would result in:
(a)	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;

(b)	any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiaries;

(c)	any material change in our present dividend rate or policy, indebtedness or capitalization;

(d)	any change in our present Board of Directors or management, including, but not limited to, any plans or proposal to change the number or the term of directors or to fill any existing board vacancies or to change any material term of any executive officer’s employment contract;

(e)	any other material change in our corporate structure or business;

(f)	the delisting of our common stock from the New York Stock Exchange;

(g)	any class of our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(h)	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

(i)	the acquisition by any person of additional securities of RHD or the disposition of any of our securities other than by our employees, directors and executive officers who may acquire or dispose of rights to our securities pursuant to existing or future equity award exercises or grants; or

(j)	any changes in our Certificate of Incorporation or Bylaws, or any actions that may impede the acquisition of control of RHD by any person.
     None of management, the Compensation and Benefits Committee or our Board of Directors is making any recommendation as to whether you should tender your eligible awards, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this offer to exchange and to consult your own financial, tax and legal advisors. You must make your own decision whether to tender your eligible awards for exchange.
Section 4. Procedures for Tendering Eligible Awards.
     If you are an eligible employee on the date that you choose to tender eligible awards, you may tender your eligible awards at any time before the expiration date. If we extend this offer, you may tender your eligible awards at any time until the extended expiration date, as long as you are an eligible employee on the date you tender. If you want to participate in the exchange program, you must tender all of your eligible awards. If you have more than one outstanding eligible award grant, you must tender all of your eligible awards under all of your eligible award grants to participate in the offer.
      Proper Tender of Eligible Awards.
     To validly tender your eligible awards pursuant to this offer you must, in accordance with the terms of the election form accompanying this offer to exchange, deliver a properly completed and duly executed election form and any other documents required by the election form by hand, by interoffice mail, by regular or overnight mail, or by facsimile to:
Exchange Program
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513
Fax No. (919) 297-1212
     The election form may be changed at any time before the expiration date by delivering a new properly completed election form bearing a later date.

     Generally, you will not be required to return your award agreements relating to any tendered eligible awards, as they will be automatically cancelled if we accept your eligible awards for exchange. We reserve the right to demand that a particular employee surrender award agreements upon our request.
     Your eligible awards will not be considered tendered until we receive the election form. We must receive your properly completed and duly executed election form before the offer expires. If you miss this deadline, you will not be permitted to participate in this offer. We will only accept delivery of the signed election form by hand, by interoffice mail, by regular or overnight mail, or by facsimile. Delivery by e-mail or other electronic means will not be accepted.
     The method of delivery is at your own option and risk. You are responsible for making sure that the election form is delivered in accordance with the instructions above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your election form on time.
      Determination of Validity; Rejection of Eligible Awards; Waiver of Defects; No Obligation to Give Notice of Defects.
     We will determine, in our sole discretion, the number of shares subject to eligible awards and all questions as to form of documents and the validity, form, eligibility (including time of receipt) and acceptance of any tender of eligible awards. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of eligible awards. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of this offer or any defect or irregularity in any tender with respect to any particular eligible awards or any particular eligible employee. No tender of eligible awards will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible employee or waived by us. We will endeavor to notify you in writing if we reject your tender for any reason prior to the expiration date of this offer. Nonetheless, neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice. This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the expiration date that we may grant in our sole discretion.
      Our Acceptance Constitutes an Agreement.
     Your tender of eligible awards pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 5 — “Withdrawal Rights” and our acceptance of your tendered eligible awards in accordance with Section 6 — “Acceptance of Eligible Awards for Exchange; Issuance of New SARs.” Our acceptance for exchange of eligible awards tendered by you pursuant to this offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this offer.
     Subject to our rights to terminate, extend, modify and amend this offer (see Section 15 — “Extension of Offer; Termination; Amendment”), we currently expect that we will accept promptly after the expiration of the offer all properly tendered eligible awards that have not been validly withdrawn.
Section 5. Withdrawal Rights.
     You may withdraw your tendered eligible awards only in accordance with the provisions of this Section 5. You may withdraw your tendered eligible awards at any time before this offer closes at 12:00 midnight Eastern Daylight Time on July 10, 2008. If we extend this offer beyond that time, you may withdraw your tendered eligible awards at any time until the extended expiration date. If you want to withdraw any of your tendered eligible awards, you must withdraw all of them.
     If your employment with us terminates for any reason or you receive or submit a notice of termination after you have tendered eligible awards for exchange in this offer, but before the tendered awards are accepted and cancelled and the new SARs are granted, your tender automatically will be deemed withdrawn and you will not participate in the exchange program. In that case, you will retain your outstanding options and SARs in accordance with their current terms and conditions, and you may exercise your options and SARs to the extent they are vested at the time of your termination of employment, but only during the period for which those awards remain exercisable pursuant to the applicable award agreement following your termination.
     To validly withdraw tendered eligible awards, you must, in accordance with the terms of the notice of withdrawal accompanying this offer to exchange, deliver a properly completed and duly executed notice of withdrawal by hand, by interoffice mail, by regular or overnight mail, or by facsimile to:
Exchange Program
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513
Fax No. (919) 297-1212
     Your tendered eligible awards will not be considered withdrawn until we receive your notice of withdrawal. We must receive your properly completed and duly executed notice of withdrawal by 12:00 midnight Eastern Daylight Time on July 10, 2008. If you miss this deadline but remain an employee of RHD, any previously tendered eligible awards that we accept will be cancelled and exchanged pursuant to this offer. We will only accept delivery of the signed notice of withdrawal by hand, by interoffice mail, by regular or overnight mail, or by facsimile. Delivery by e-mail or other electronic means will not be accepted.
     The method of delivery is at your own option and risk. You are responsible for making sure that the notice of withdrawal is delivered in accordance with the instructions above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your notice of withdrawal on time.
     Notwithstanding the above, in the event that this offer expires and we have not accepted your tendered eligible awards for exchange, then you will have the further right to withdraw your tendered eligible awards beginning after the 40th business day following the commencement of this offer, which is August 7, 2008.
     Any eligible awards you withdraw will thereafter be deemed not properly tendered for purposes of this offer unless and until you properly re-tender those eligible awards before the expiration date by again following the procedures described in Section 4 — “Procedures for Tendering Eligible Awards.”
     Neither we nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.
Section 6. Acceptance of Eligible Awards for Exchange; Issuance of New SARs.
     Upon the terms and subject to the conditions of this offer, we will accept and cancel all properly tendered eligible awards that have not been withdrawn by the expiration date. We expect this acceptance and cancellation to occur promptly following the expiration date. Once your eligible awards are cancelled, you will no longer have any rights with respect to them. New SARs will be granted as of the date of our acceptance and cancellation of tendered eligible awards. If we accept and cancel eligible awards properly tendered after July 10, 2008, or if we extend the date by which we must accept and cancel options properly tendered for exchange, the time in which the SARs will be granted will be similarly delayed.
     For purposes of this offer, we will be deemed to have accepted for exchange eligible awards that are validly tendered and not properly withdrawn when we give notice to the eligible employees of our acceptance. We intend to give notice of our acceptance, which may be made by e-mail, facsimile or press release, promptly following the expiration date.
     All new SARs will be granted under the 2005 Plan and will be subject to the terms and conditions of an SAR agreement between you and RHD. As soon as reasonably practicable following the grant date, each recipient of new SARs in this offer will be notified by E*Trade Financial and asked to review and accept his or her individual award agreement. The terms and conditions of the new SAR award must be accepted through your E*Trade account before your new SARs can be exercised after they vest and, if applicable to you, after any stock price appreciation targets are satisfied or deemed satisfied. This agreement will be effective from and as of the grant date.
     If, for any reason, you are not an employee of RHD on the date on which we accept and cancel the tendered eligible awards and grant new SARs, your election to exchange your eligible awards automatically will be deemed to have been withdrawn as of the date of your termination and our offer will not affect the terms and conditions of your existing options and SARs.
Section 7. Conditions of this Offer.
     Notwithstanding any other provision of this offer, we will not be required to accept any eligible awards tendered for exchange, and we may terminate or amend this offer, or modify our acceptance and cancellation of any eligible awards tendered for exchange, in each case subject to rules promulgated under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date, any of the following events has occurred (or shall have been determined by us to have occurred) that in our reasonable judgment makes it inadvisable to proceed with the offer or with acceptance for exchange:
(a)	any threatened, instituted or pending action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the offer, the cancellation of some or all of the eligible awards tendered for exchange, the issuance of new SARs, or otherwise relates in any manner to the offer or that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair (such as by increasing the accounting or other costs of the offer to us) the contemplated benefits of the offer to us;

(b)	any action is threatened, pending or taken, or any approval, exemption or consent is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:
(i)	make it illegal for us to accept some or all of the tendered eligible awards for exchange, or to issue some or all of the new SARs, or otherwise restrict or prohibit consummation of this offer or otherwise relate in any manner to this offer;

(ii)	delay or restrict our ability, or render us unable, to accept the tendered eligible awards for exchange or to grant new SARs for some or all of the tendered eligible awards;

(iii)	materially impair (such as by increasing the accounting or other costs of the offer to us) the contemplated benefits of the offer to us; or

(iv)	materially and adversely affect our business, condition (financial or other), income, operations or prospects, or otherwise materially impair the contemplated future conduct of our business;
(c)	any change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or share ownership, including as a result of any changes in law or accounting principles, or there is any governmental or legal action or proceeding, law or regulation that, in our reasonable judgment, is or may be material to us or materially impairs or may materially impair the benefits, or materially increase the burden, of the offer to us;

(d)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(e)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

(f)	a tender or exchange offer with respect to some or all of our capital stock, or a merger or acquisition proposal for or by us, is proposed, announced or is publicly disclosed;

(g)	any actual or anticipated change occurs in United States generally accepted accounting principles that could adversely affect the manner in which we are required, for financial accounting purposes, to account for the offer; or

(h)	if any of the following change or changes occur that, in our reasonable judgment, could materially and adversely affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership:
(i)	litigation or other proceedings are instituted against us, or any of our officers or members of our Board of Directors in their capacities as such, before or by any federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, which results in an unfavorable ruling, decision, action, order, decree or finding;

(ii)	a material loss or interference with our business or properties from fire, explosion, flood or other casualty, whether or not covered by insurance;

(iii)	the suspension of trading in our equity securities by the SEC or by the New York Stock Exchange;

(iv)	a change in the financial or securities markets in the United States or elsewhere, or in political, financial or economic conditions in the United States or elsewhere, or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis; or

(v)	we are required to extend the expiration date beyond August 31, 2008 as a result of action or determination by the SEC or other regulatory authority.
     The conditions to the offer are for our benefit. We may assert them in our sole discretion prior to the expiration date regardless of the circumstances giving rise to them. We may waive them, in whole or in part, at any time and from time to time prior to the expiration date, in our sole discretion, whether or not we waive any other condition to this offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. If we waive one of the conditions set forth above in response to a specific set of circumstances, that condition will still apply to different or new circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons. Notwithstanding anything set forth in this Section 7, this offer may be terminated at any time, even after the expiration date, if approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new SARs or underlying shares as contemplated herein is unavailable or revoked.
Section 8. Price Range of Common Stock.
     Outstanding eligible awards give eligible employees the right to acquire shares of our common stock under certain conditions. Eligible awards generally are non-transferable and in any event are not traded on any trading market. Our common stock trades on the New York Stock Exchange under the symbol “RHD.” The following table shows the high and low sales price of our common stock for the periods indicated, as reported by the New York Stock Exchange:

	2008				2007		2006
	High		Low		High	Low	High	Low
1st Quarter	$36.92		$4.27		$76.21	$61.91	$66.33	$56.91
2nd Quarter	$8.59	*	$4.52	*	$84.49	$70.67	$58.48	$50.20
3rd Quarter					$78.10	$55.34	$55.49	$48.03
4th Quarter					$64.63	$33.70	$64.28	$51.49

*	Represents the high and low sales price of our common stock for the period beginning April 1, 2008 and ending June 10, 2008.
     At the close of business on May 23, 2008, there were 68,793,629 shares of RHD common stock outstanding. On June 10, 2008, the last reported sales price for our common stock, as reported by the New York Stock Exchange, was $4.59 per share.
     Our stock price has been, and in the future may be, highly volatile. The trading price of our common stock has fluctuated widely in the past and is expected to continue to do so in the future, as a result of a number of factors, some of which are outside our control.
     We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your eligible awards.
Section 9. Source and Amount of Consideration; Terms of New SARs.
     Consideration.
     Subject to the terms of this offer, we will issue new SARs under the 2005 Plan to eligible employees on the grant date, in exchange for eligible awards properly tendered, accepted by us and cancelled. Using the exchange ratios set forth in Annex A, we will determine the number of new SARs that will be granted to each holder of eligible awards who has tendered eligible awards that are accepted for exchange. The number of shares underlying new SARs will be rounded down to the nearest whole share on a tranche-by-tranche basis. Accordingly, new SARs will not be issued for fractional shares. Your individual award statement sets forth the aggregate number of new SARs you will receive for all of your tranches of eligible awards if you elect to participate in this offer.
     If we receive and accept tenders of all currently outstanding eligible awards, we expect that we will issue new SARs covering an aggregate of approximately 1.62 million shares of our common stock. The shares underlying eligible awards that are tendered for exchange and accepted and cancelled by us will be returned to the 2005 Plan and will become available for future awards.
      How SARs Differ From Options.
     SARs are equity awards that are economically identical to options. Like an option, an SAR is granted covering a specified number of shares, with a specified exercise price at the grant date. The employee can exercise the SAR, once it has vested, and receive the value of each underlying share at the date of exercise less the exercise price. Our SARs are stock-settled SARs. Accordingly, at exercise, the aggregate net value is converted into a number of shares based on the current market price of our common stock, and this number of shares is delivered to the employee (less any applicable tax withholding). Given an option for 100 shares and an SAR for 100 shares with each having the same exercise price, the number of shares realized by exercise of the SAR at a given date would be identical to the net shares retained if the option were exercised on a “net” basis, by having us retain option shares to cover the exercise price. Although SARs are identical economically to options from the employee’s perspective, the exercise of SARs results in fewer shares outstanding and less dilution to our stockholders.
      Terms of New SARs.
     The new SARs will be granted under the 2005 Plan. For each award of SARs granted in the offer, we and the participant will enter into a new SAR agreement. As soon as reasonably practicable following the grant date, each recipient of new SARs in this offer will be notified by E*Trade Financial and asked to review and accept his or her individual award agreement. The terms and conditions of the new SAR award will vary from the terms and conditions of the eligible awards tendered for exchange. The terms and conditions of the new SAR award must be accepted through your E*Trade account before your new SARs can be exercised after they vest and, if applicable to you, after any stock price appreciation targets are satisfied or deemed satisfied. Therefore, it is very important that you review your new SAR agreement, including the Annex A, and acknowledge receipt of the award. The new SAR agreements will be effective from and as of the grant date.
     The terms and conditions of your eligible awards are set forth in the Plans under which they are currently outstanding. The description of the new SARs set forth herein is only a summary of some of the material provisions of the 2005 Plan and award agreements under which they will be issued and is not complete. This description is subject to, and qualified in its entirety by reference to, the actual provisions of the 2005 Plan and the forms of new SAR agreements under the 2005 Plan for both eligible employees and eligible employees who are Senior Management Members, all of which are filed as exhibits to the Tender Offer Statement on Schedule TO, to which this offer to exchange is also an exhibit. See Section 17 — “Additional Information” for a discussion of how to obtain copies of the Plans, including the 2005 Plan, and the forms of new SAR agreements.
     Eligible Participants. Our employees and non-employee directors, as well as employees of our subsidiaries or affiliates, are eligible to receive awards under the 2005 Plan. Eligible employees in the offer are limited to current employees who hold outstanding options and SARs granted under the Plans with exercise prices of no less than $10.00 per share.
     Awards. The 2005 Plan permits the granting of stock options, including both incentive stock options and non-qualified stock options, and SARs. Most eligible awards subject to this offer are non-qualified stock options and SARs. We will issue only SARs in exchange for eligible awards that are tendered for exchange and accepted and cancelled by us.
     Administration. The 2005 Plan is administered by the Compensation and Benefits Committee of our Board of Directors, except that the Board of Directors may itself act to administer the 2005 Plan. Subject to the 2005 Plan terms, the Compensation and Benefits Committee is authorized to select participants, determine the type and number of awards to be granted and the number of shares to which awards will relate or the amount of a performance award, specify times at which awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such awards, prescribe forms of award agreements, interpret and specify rules and regulations relating to the 2005 Plan, and make all other determinations which may be necessary or advisable for the administration of the 2005 Plan.
     Term and Termination. The maximum term of each option or SAR granted under the 2005 Plan is ten years. Subject to this limit, the times at which each option or SAR will be exercisable and provisions requiring forfeiture of unexercised options or SARs (and in some cases gains realized by exercise of the award) at or following termination of employment or upon the occurrence of other events generally are fixed by the Compensation and Benefits Committee. The new SARs to be granted pursuant to this offer will have a term of seven years. In the event we terminate a holder of a new SAR for “cause” or a holder voluntarily terminates his or her employment with us, the new SARs will be immediately cancelled and forfeited. Once vested, assuming new SARs are not forfeited in accordance with the preceding sentence, the new SARs will be exercisable for a period of one year following termination of employment (so long as, if applicable to you, any stock price appreciation targets are satisfied or deemed satisfied), but in no event following the expiration date of the new SARs. Most of the options and SARs eligible for exchange in the offer provide for a shorter post-termination exercise period, typically 90 days, for terminations other than in connection with death, disability or retirement.
     Exercise Price. The exercise price of options and SARs granted under the 2005 Plan is determined by the Compensation and Benefits Committee, but generally may not be less than the fair market value of our common stock as determined on the date of the grant. The exercise price of the new SARs to be granted pursuant to this offer will be equal to the average of the high and low market prices of our common stock as reported by the New York Stock Exchange on the trading date immediately preceding the grant date. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your eligible awards.

     Underlying Shares. The number of shares underlying the new SARs will be less than the number of shares underlying eligible awards cancelled in exchange. The number of shares underlying new SARs granted pursuant to this offer with respect to any eligible award will be determined based upon the exchange ratios set forth in Annex A.
     Vesting and Exercise. The new SARs will be completely unvested at the time of grant and will vest as to one-third of the underlying shares on each of the first three anniversaries of the grant date. This new vesting period will apply to each new SAR regardless of whether the tendered eligible awards were already vested and regardless of the vesting schedule of the tendered eligible awards. Vesting of the new SARs will be subject to acceleration in cases in which (a) we terminate the employment of a holder for reasons other than “cause” or a Senior Management Member has Good Reason to terminate his or her employment, in either case, within two years after a change in control of RHD, or (b) a holder’s employment terminates due to death, disability or retirement. For Senior Management Members, vesting will also be subject to acceleration upon a change in control of RHD. Your vesting and exercise rights are contingent upon continued employment through the applicable vesting date and, if applicable to you, through the date that stock price appreciation targets are satisfied or deemed satisfied.
     In addition to the three-year service-based vesting requirements for all new SARs, the exercisability of new SARs granted to Senior Management Members also will be conditioned upon the achievement of the following stock price appreciation targets: (a) the first vested tranche of new SARs will not be exercisable by any Senior Management Member until our stock price equals or exceeds $20 per share; (b) the second vested tranche of new SARs will not be exercisable by any Senior Management Member until our stock price equals or exceeds $30 per share; and (c) the third and final vested tranche of new SARs will not be exercisable by any Senior Management Member until our stock price equals or exceeds $40 per share. These stock price appreciation targets will be deemed satisfied if, at any time during the life of the new SARs, the average closing price of our common stock on the New York Stock Exchange during any ten consecutive trading days equals or exceeds the specified target stock price; provided, however, that otherwise vested SARs that do not become exercisable prior to their expiration date due to the failure to achieve these performance conditions will terminate.
     These performance conditions to exercisability of the new SARs granted to Senior Management Members shall be deemed satisfied prior to achievement of the respective stock price appreciation targets, as follows: in the event of (a) involuntary termination of a Senior Management Member by RHD without Cause or voluntary termination by a Senior Management Member for Good Reason, (b) a Change in Control of RHD, or (c) death, disability or retirement of a Senior Management Member, the next higher stock price appreciation target will be deemed satisfied such that new SARs previously not subject to exercise by virtue of not yet having satisfied the next higher stock price appreciation target shall become immediately exercisable. As a result, these events effectively accelerate the exercisability of one-third of the total new SARs granted to each Senior Management Member if any stock price appreciation target has yet to have been met at that time. In the event of involuntary termination of a Senior Management Member by RHD without Cause or voluntary termination by a Senior Management Member for Good Reason within two years following a Change in Control, all stock price appreciation targets will be deemed satisfied such that all new SARs will be immediately exercisable. “Cause,” “Change in Control” and “Good Reason” as used in this paragraph have the meanings given to them under any Senior Management Member’s employment agreement with us, or if none, the severance plan applicable to such Senior Management Member.
     Method of Exercising New SARs. Our SARs, both those tendered for exchange and the new SARs to be issued in exchange, are stock-settled SARs. Accordingly, at exercise, the aggregate net value is converted into a number of shares based on the current market price of our common stock, and this number of shares is delivered to the employee (less any applicable tax withholding). After the new SARs become exercisable, an eligible employee may exercise the new SARs in accordance with the terms of the 2005 Plan and the eligible employee’s new SAR agreement by providing us with (i) a written notice identifying the new SAR and stating what portion of the SAR the eligible employee desires to exercise and (ii) such other documents as we may reasonably request.
     Forfeiture of Award Gains. The 2005 Plan contains certain restrictions, including non-compete, non-solicitation and non-disclosure provisions, that govern the behavior of participants (other than non-employee directors) during their employment with us and for 12 months after termination of their employment. Compliance with these restrictions is a pre-condition to a participant’s right to realize and retain any gain from awards under the 2005 Plan. In the event that a participant fails to comply with these restrictions (a “Forfeiture Event”), we have the right to recover all gains derived from 2005 Plan-based awards realized by that participant at any time after the date six months prior to the Forfeiture Event or, after termination of employment, six months prior to the participant’s termination of employment, and to cancel any outstanding awards. The Compensation and Benefits Committee has discretion to waive or modify our right to forfeiture, or to include additional forfeiture provisions in the agreement governing any 2005 Plan award.
     Change in Control. As described above, the service-based vesting for the new SARs will not automatically accelerate upon a change in control, except with respect to SARs held by Senior Management Members, which will become vested in full upon a Change in Control (as defined in the applicable employment agreement or severance plan). In addition, new SARs granted to Senior Management Members will include performance conditions to exercisability that will be deemed satisfied in part upon a Change in Control. A “change in control” for purposes of the 2005 Plan is defined as an acquisition of 20% of the outstanding voting power, a non-approved change in a majority of the Board of Directors, satisfaction of material conditions to merger that substantially displaces our current stockholders, or a sale of substantially all our assets or approval of liquidation.
     Prohibition Against Transfer, Pledge and Attachment. Awards granted under the 2005 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the participant’s death, except that the Compensation and Benefits Committee may permit transfers of awards other than incentive stock options on a case-by-case basis. Except as may be permitted by the Compensation and Benefits Committee, the new SARs, and the rights and privileges conferred by them, are personal to the eligible employee to whom they are granted and may not be transferred, sold, assigned, pledged, encumbered or hypothecated in any way, and during the eligible employee’s lifetime will be exercisable only by the eligible employee. An eligible employee may transfer a new SAR, and the rights and privileges conferred by it, upon the eligible employee’s death, either by will or under the laws of intestate succession. All transferees will be subject to all of the terms and conditions of the new SARs to the same extent as the eligible employee.
     Adjustments Upon Certain Events. If the outstanding shares of our common stock are changed by reason of any stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, combination, exchange of shares, liquidation, reclassification of shares or other similar change in capitalization or event affecting the common stock, our 2005 Plan administrator will have the authority to appropriately adjust the relevant terms and conditions of outstanding awards.
     Amendment and Termination of 2005 Plan. The Board of Directors may amend, suspend, discontinue or terminate the 2005 Plan or the Compensation and Benefits Committee’s authority to grant awards thereunder without stockholder approval, except as required by law or regulation or under the New York Stock Exchange rules. Unless earlier terminated, the authority of the Compensation and Benefits Committee to make grants under the 2005 Plan will terminate ten years after the latest stockholder approval of the 2005 Plan, and the 2005 Plan will terminate when no shares remain available and we have no further obligation with respect to any outstanding award.
     Rights as Stockholders and Employees. Eligible employees have no rights with respect to any of our common stock underlying outstanding awards until such shares are issued in accordance with the provisions of the 2005 Plan and the applicable new SAR agreement. Nothing in the 2005 Plan confers upon any eligible employee any right to continued employment.
     Tax Consequences. Eligible employees should refer to Section 14 — “Material Tax Consequences” for a discussion of some of the tax consequences of accepting or rejecting this offer to tender eligible awards for cancellation and of the grant of the new SARs under this offer. You should consult with your own tax advisor to determine the specific tax consequences of this offer to you.
     Registration of Underlying Shares. All of the shares of common stock issuable pursuant to the 2005 Plan have been or will be registered under the Securities Act on registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of RHD, you generally will be able to sell shares issued upon exercise of new SARs free of any transfer restrictions under applicable U.S. securities laws.

Section 10. Information Concerning RHD; Summary Financial Information.
     About RHD.
     We are a Delaware corporation headquartered at 1001 Winstead Drive, Cary, North Carolina 27513. Our telephone number is (919) 297-1600. Our website is www.rhd.com. Information contained on our website is not a part of, and is not incorporated into this offer to exchange. Our filings with the SEC are available without charge on our website as soon as reasonably practicable after filing. Questions regarding this offer should be directed by e-mail to exchangeprogram@rhd.com.
     We are one of the nation’s largest Yellow Pages and online local commercial search companies, based on revenue, with 2007 revenues of approximately $2.7 billion. We publish and distribute advertiser content utilizing our own Dex brand and three of the most highly recognizable brands in the industry, Qwest, Embarq and AT&T. In 2007, we extended our Dex brand into our AT&T and Embarq markets to create a unified identity for advertisers and consumers across all of our markets. Our Dex brand is considered a leader in local search in the Qwest markets, and we expect similar success in the AT&T and Embarq markets. In each market, we also co-brand our products with the applicable highly recognizable brands of AT&T, Embarq or Qwest, which further differentiates our search solutions from others.
     Our Triple Playtm integrated marketing solutions suite encompasses an increasing number of tools that consumers use to find the businesses that sell the products and services they need to manage their lives and businesses: print Yellow Pages directories, our proprietary DexKnows.comtm online search site and the rest of the Internet via Dex Search Marketing® tools. During 2007, our print and online solutions helped more than 600,000 national and local businesses in 28 states reach consumers who were actively seeking to purchase products and services. Our approximately 1,900 person sales force works on a daily basis to help bring these local businesses and consumers together to satisfy their mutual objectives utilizing our Triple Play products and services.
     During 2007, we published and distributed print directories in many of the country’s most attractive markets including Albuquerque, Chicago, Denver, Las Vegas, Orlando and Phoenix. Our print directories provide comprehensive local information to consumers, facilitating their active search for products and services offered by local merchants.
     Our online products and services provide merchants with additional methods to connect with consumers who are actively seeking to purchase products and services using the Internet. These powerful offerings not only distribute local advertisers’ content to our proprietary Internet Yellow Pages (“IYP”) sites, but extend to other major online search platforms, including Google®, Yahoo!® and MSN®, providing additional qualified leads for our advertisers. Our marketing consultants help local businesses create an advertising strategy and develop a customized media plan that takes full advantage of our traditional media products, our IYP local search site DexKnows.com and our DexNet Internet Marketing services, which include online profile creation for local businesses and broad-based distribution across the Internet through a network of Internet partners and relationships that host our local business listings and content and through search engine marketing and search engine optimization services.
     This compelling set of Triple Play products and services, in turn, generates strong returns for advertisers. This strong advertiser return uniquely positions RHD and its 1,900 person sales force as trusted advisors for marketing support and service in the local markets we serve.
      Financial Information.
     Set forth below is a summary of our financial information. This information is derived from and qualified by reference to our publicly available consolidated and condensed consolidated financial statements and should be read in conjunction with the financial statements, related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which are incorporated herein by reference. Please see Section 17 — “Additional Information” for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

			Three Months Ended
	Year Ended December 31,		March 31,
	2007	2006	2008	2007
			(unaudited)
		(in thousands, except per share data)
Statement of operations data:
Net revenue	$2,680,299	$1,899,297	$674,654	$661,296
Operating income (loss)	904,966	442,826	(2,237,606)	227,978
Net income (loss)	46,859	(237,704)	(1,623,111)	15,951
Income (loss) available to common shareholders	$46,859	$(208,483)	$(1,623,111)	$15,951
Earnings (loss) per share:
Basic	$0.66	$(3.14)	$(23.60)	$0.23
Diluted	$0.65	$(3.14)	$(23.60)	$0.22
Shares used in computing earnings (loss) per share:
Basic	70,932	66,448	68,778	70,663
Diluted	71,963	66,448	68,778	72,003
Balance sheet data:
Current assets	$1,467,191	$1,532,225	$1,472,368	$1,458,016
Total assets	16,089,093	16,147,468	13,518,895	15,978,274
Current liabilities	1,778,731	2,009,218	1,759,153	1,897,153
Total liabilities	14,266,357	14,326,712	13,335,891	14,118,738
Total shareholders’ equity	1,822,736	1,820,756	183,004	1,859,536
     RHD’s book value per share as of March 31, 2008 was $2.66. Book value per share is the value of our total shareholders’ equity divided by the number of our issued and outstanding common shares, which at March 31, 2008 was 68,788,331 shares.
Section 11. Interests of Directors and Officers; Transactions and Arrangements Concerning Any Securities of RHD.
     Our executive officers who hold eligible awards are eligible to participate in the offer on the same terms and conditions as all eligible employees, except that additional performance conditions to exercisability will apply to new SARs granted to Senior Management Members (as described in Section 9 — “Source and Amount of Consideration; Terms of New SARs”). As of May 23, 2008, our executive officers held equity awards covering 5,284,576 shares of our common stock, or approximately 62% of the total number of shares underlying all outstanding equity awards. As of May 23, 2008 these individuals held eligible awards covering 3,446,576 shares of our common stock, or approximately 58% of the total number of shares underlying all outstanding eligible awards. We expect the following executive officers to tender the number of shares underlying eligible awards set forth below pursuant to the offer:

Shares Underlying
Name	Eligible Awards
David C. Swanson	1,461,516
Peter. J. McDonald	693,424
Steven M. Blondy	469,873
George F. Bednarz	294,139
Tyler D. Gronbach	29,366
Margaret LeBeau	155,908
Gretchen K. Zech	42,497
Jenny L. Apker	64,625
Robert J. Bush	218,998
R. Barry Sauder	16,230

     Assuming maximum participation by all eligible employees, including executive officers, these executive officers would hold approximately 56% of the new SARs granted in connection with the offer if they participate. Non-employee directors are not eligible to participate in the offer.
     The following table sets forth, as of May 23, 2008, the names of the members of the Board of Directors and executive officers of RHD, their positions and offices, the number of shares subject to outstanding stock options and SARs beneficially owned by each director or executive officer under the Plans and the percentage such options and SARs represent of all shares subject to outstanding options and SARs granted under the Plans:

			Percentage of All
		Shares Subject to	Shares Subject to
		Options and SARs	Outstanding Options
		Granted Under	and SARs under the
Name and Address (1)	Position(s) and Office(s)	the Plans	Plans (2)
David C. Swanson	Chairman and Chief	2,261,516	26.44%
	Executive Officer
Peter. J. McDonald	President and Chief	1,013,424	11.85%
	Operating Officer
Steven M. Blondy	Executive Vice President	789,873	9.24%
	and Chief Financial Officer
George F. Bednarz	Senior Vice President —	464,139	5.43%
	Operations
Tyler D. Gronbach	Senior Vice President —	69,366	0.81%
	Corporate Communications
	and Administration
Mark W. Hianik	Senior Vice President —	70,000	0.82%
	General Counsel and
	Corporate Secretary
Margaret LeBeau	Senior Vice President and	205,908	2.41%
	Chief Marketing Officer
Gretchen K. Zech	Senior Vice President —	92,497	1.08%
	Human Resources
Jenny L. Apker	Vice President and Treasurer	78,625	0.92%
Robert J. Bush	Vice President and	218,998	2.56%
	Assistant Corporate
	Secretary
R. Barry Sauder	Vice President, Corporate	20,230	0.24%
	Controller and Chief
	Accounting Officer
Michael P. Connors	Director	4,500	0.05%
Nancy E. Cooper	Director	10,500	0.12%
Robert Kamerschen	Director	19,862	0.23%
Thomas J. Reddin	Director	3,000	0.04%
Alan F. Schultz	Director	6,000	0.07%
David M. Veit	Director	10,500	0.12%
Barry Lawson Williams	Director	13,500	0.16%
Edwina Woodbury	Director	7,500	0.09%
All directors and		5,359,938	62.67%
executive officers as a group (19 persons)

(1)	The address of each member of the Board of Directors and executive officer is care of R.H. Donnelley Corporation, 1001 Winstead Drive, Cary, NC 27513.

(2)	Based on 8,552,693 shares subject to outstanding options and SARs under the Plans as of May 23, 2008.
     We have entered into equity award agreements with each of our directors and executive officers and, consistent with past practice, we expect that our executive officers and directors, as well as many of the eligible employees, will receive additional equity award grants in the future. Based on our records, and on information provided to us by our directors and executive officers, to the best of our knowledge, no transactions involving stock options and SARs granted under the Plans have been effected with our directors or executive officers during the 60 days prior to the date hereof, other than the following:
•	On May 1, 2008, we granted to Mark W. Hianik SARs covering 70,000 shares of common stock with an exercise price of $4.995 per share. These SARs vest and become exercisable in 33.3% increments annually commencing on the anniversary of the grant date.

•	On May 15, 2008, we granted to each of Michael P. Connors, Nancy E. Cooper, Robert Kamerschen, Thomas Reddin, Alan F. Schultz, David M. Veit, Barry Lawson Williams and Edwina D. Woodbury, who are our non-employee directors, a non-qualified stock option to purchase 1,500 shares of our common stock with an exercise price of $6.89 per share. The option vests and becomes exercisable in equal increments on the day immediately preceding each of the next three annual meetings of stockholders.
Section 12. Status of Eligible Awards Acquired by Us in this Offer; Accounting Consequences of this Offer.
     Eligible awards that we accept for exchange and acquire pursuant to this offer will be cancelled and will no longer be outstanding for any purpose. The shares of common stock subject to the cancelled awards will be returned to the pool of common stock available for future award grants under the 2005 Plan. To the extent such shares are not reserved in connection with this offer, they will be available for future grants under the 2005 Plan without further stockholder action, except as may be required by applicable law or the rules of the New York Stock Exchange or any other stock exchange or automated quotation system on which our common stock is then quoted or listed.
     Under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” the grant of new SARs with a fair value in excess of the aggregate fair value of the tendered eligible awards results in additional compensation expense to us. The amount of this expense, if any, will be determinable only at the time new SARs are granted following the expiration of the offer. If the exchange program had been consummated at May 23, 2008, assuming a full exchange of all eligible awards at the stated exchange ratios, and a grant price of $5.18 per share for the new SARs, approximately $2.9 million of additional compensation expense would be recognized over the three-year service period of the new SARs (subject to any accelerated vesting of the new SARs). The compensation expense related to tendered eligible awards will continue to be recognized over the original service period of those awards, but will not be accelerated by the exchange program.
Section 13. Legal Matters; Regulatory Approvals.
     We are not aware of any material pending or threatened legal actions or proceedings relating to the offer. We are not aware of any margin requirements or anti-trust laws applicable to this offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible awards and issuance of new SARs as contemplated by this offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new SARs as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained without substantial conditions or at all or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this offer to accept tendered eligible awards for exchange and to issue new SARs for tendered eligible awards is subject to the conditions described in Section 7 — “Conditions of this Offer.”
Section 14. Material Tax Consequences.
     The following is a general summary of the material U.S. federal income tax consequences of the exchange of eligible awards and the grant of new SARs pursuant to the offer. This discussion is based on the Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this offer, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all eligible employees. If you are a citizen or resident of a country other than the country in which you work, or are subject to the tax laws of more than one country, or change your residence or citizenship during the term, the information contained in this summary may not be applicable to you.
     WE ADVISE ALL ELIGIBLE EMPLOYEES WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE AWARDS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.
     We believe that if you exchange your eligible awards for new SARs, you will not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange or when the new SARs are granted. Except as described below, we believe that your election not to participate in the exchange program will not give rise to any tax consequences to you.
     Please review the discussion above under “Risk Factors — Tax-Related Risks” for information concerning the possibility that, even if you elect not to participate in the exchange, the holding period for tax purposes of any incentive stock options you hold may be adversely affected. If you elect not to participate in the exchange and your eligible awards include incentive stock options, you may be able to preclude the possibility of modification described under “Risk Factors — Tax-Related Risks” by affirmatively indicating that you intend not to tender these awards within the initial 30-day offering period. You can do this by delivering a properly completed and duly executed rejection form by hand, by interoffice mail, by regular or overnight mail, or by facsimile to:
Exchange Program
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513
Fax No. (919) 297-1212
     Incentive Stock Options. If you tender eligible awards that are incentive stock options and those eligible awards are accepted for exchange, the new SARs will be granted as non-qualified awards.
     Non-qualified Awards. Your new SARs will be non-qualified awards regardless of whether your exchanged eligible awards were incentive or non-qualified stock options or SARs. Generally, an eligible employee will not recognize ordinary compensation income upon the grant of a non-qualified award. However, an eligible employee generally will recognize ordinary compensation income upon the exercise of a non-qualified award in an amount equal to the fair market value of the shares acquired through the exercise of the SAR on the exercise date. Your holding period for the shares acquired through exercise of the SAR will begin on the date of exercise.
     An eligible employee will have a tax basis for any shares subject to a non-qualified award equal to the income recognized upon the exercise of the SAR. Upon selling shares acquired upon exercise of a non-qualified award, an eligible employee generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the shares acquired through exercise of the non-qualified award and the eligible employee’s tax basis in such shares. This capital gain or loss will be long-term capital gain or loss if the eligible employee has held the shares acquired through exercise of the non-qualified award for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the eligible employee has held such shares for a shorter period.

     Tax Consequences to Us. The grant of an SAR by us will have no tax consequences to us. However, subject to Code Section 162(m) and certain reporting requirements, we generally will be entitled to a business-expense deduction upon the exercise of a non-qualified award in an amount equal to the amount of ordinary income attributable to an eligible employee upon exercise, but no deduction relating to an eligible employee’s capital gains.
     Withholding Taxes. We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a non-qualified award by an eligible employee who has been employed by us. We will require any such eligible employee to make arrangements to satisfy this withholding obligation prior to the delivery of transfer of any certificate for our common stock.
Section 15. Extension of Offer; Termination; Amendment.
     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event listed in Section 7 — “Conditions of the Offer” has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and thereby delay accepting any eligible awards tendered to us by giving oral, written or electronic notice of the extension to eligible employees or making a public announcement thereof. If the offer is extended, we will provide appropriate notice of the extension no later than 9:00 a.m. Eastern Daylight Time on the next business day following the previously scheduled expiration date.
     We also expressly reserve the right, in our reasonable judgment, prior to the expiration date, to terminate or amend the offer and to postpone our acceptance and cancellation of any eligible awards tendered for exchange upon the occurrence of any of the conditions specified in Section 7 — “Conditions of the Offer,” by disseminating notice of the termination or postponement to the eligible employees by public announcement, oral, written or electronic notice or otherwise as permitted by applicable law. Our reservation of the right to delay our acceptance and cancellation of eligible awards tendered for exchange may be limited by rules promulgated under the Exchange Act, which require that we must pay the consideration offered or return the eligible awards tendered promptly after termination or withdrawal of a tender offer.
     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 7 — “Conditions of the Offer,” has occurred or is deemed by us to have occurred, to amend the offer in any respect. Amendments to the offer may be made at any time and from time to time. Any notice of such amendment required pursuant to the offer or applicable law will be disseminated promptly to eligible employees in a manner reasonably designed to inform eligible employees of such change and filed with the SEC as an amendment to the Schedule TO. We have no obligation to publish, advertise or otherwise communicate any such notice except as required or permitted by applicable law.
     If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by rules promulgated under the Exchange Act. In addition, if we decide to take either of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the offer open for at least 10 business days after the date of such notification:
(a)	we amend the exchange ratio for any tranche of the eligible awards; or

(b)	we increase or decrease the number of eligible awards that may be tendered in the offer.
Section 16. Fees and Expenses.
     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible awards pursuant to this offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this offer.

Section 17. Additional Information.
     With respect to this offer to exchange, we have filed with the SEC a Tender Offer Statement on Schedule TO, as it may be amended, of which this offer to exchange is a part. This offer to exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials which we have filed with the SEC, before making a decision as to whether or not to tender your eligible awards:
(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 13, 2008;

(b)	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 8, 2008:

(c)	our definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders, filed with the SEC on April 14, 2008;

(d)	the description of our common stock in our Registration Statement on Form S-3, filed with the SEC on November 28, 1986; and

(e)	all other documents filed by us pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act since the end of the fiscal year covered by our Annual Report referred to in (a) above and after the date of this offer to exchange until the expiration of the offer.
     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the public reference room maintained by the SEC at:
100 F Street, N.E.
Room 1580
Washington, D.C. 20549
     You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov and our website at www.rhd.com.
     We will also provide without charge to each person to whom we deliver a copy of this offer to exchange, upon such person’s written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
R.H. Donnelley Corporation
1001 Winstead Drive
Cary, North Carolina 27513
Attention: Investor Relations
Telephone: (800) 497-6329
     As you read the documents listed in this Section 17 — “Additional Information,” you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents or between a document and this offer to exchange, you should rely on the statements made in the most recent document.
     The information about us contained in this offer to exchange should be read together with the information contained in the documents to which we have referred you.

Section 18. Forward-Looking Statements.
     This offer to exchange and our SEC reports referred to above include “forward-looking statements.” These statements relate to future events or our future financial performance and reflect our current expectations and projections about our future operating results, performance, business plans or prospects. In some cases you can identify forward-looking statements by terms such as “may,” “will,” “plan,” “expect,” “anticipate,” “believe,” “intend,” “predict,” “potential,” “could,” “should” and “estimate,” or the negative of those words and other comparable expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, business plans or prospects to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, among other things, those listed in our most recently filed Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2008. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Section 19. Miscellaneous.
     We are not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this offer will not be made to, nor will tenders be accepted from or on behalf of, eligible employees residing in such jurisdiction.
     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE AWARDS PURSUANT TO THIS OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.
R.H. Donnelley Corporation
June 12, 2008

ANNEX A
Exchange Ratios by Tranche
     This Annex A lists the exchange ratio applicable to each tranche of options and SARs eligible for exchange in the offer. A tranche is a group of all eligible awards with the same grant date, exercise price and expiration date. These tranches are grouped for your convenience as to whether they represent:
•	grants under the RHD plans, which include the R.H. Donnelley Corporation 1991 Key Employees’ Stock Option Plan, R.H. Donnelley Corporation 2001 Stock Award and Incentive Plan, the 2005 Plan, the R.H. Donnelley Corporation 2001 Partnershare Plan and the R.H. Donnelley Corporation 1998 Partnershare Plan;

•	grants under the Dex Media, Inc. plans, which include the Dex Media, Inc. 2004 Incentive Award Plan and the Dex Media, Inc. 2002 Stock Option Plan; or

•	grants under the Business.com, Inc. 2004 Stock Option Plan.
R.H. Donnelley Stock Plans
Senior Management Members(1)

				Exchange Ratio of
Eligible Awards				Eligible Awards to
Grant Date	Expiration Date	Exercise Price		New SARs
8/1/2007	8/1/2014	$64.18		2.659 to 1
5/1/2007	4/30/2014	77.96		2.541 to 1
2/27/2007	2/27/2014	74.31		2.597 to 1
7/10/2006	7/10/2013	54.33		2.615 to 1
6/12/2006	6/12/2013	53.42	*	2.649 to 1
2/21/2006	2/21/2013	64.26	*	3.274 to 1
11/7/2005	11/7/2012	62.44		3.583 to 1
10/17/2005	10/17/2012	62.34		3.660 to 1
10/3/2005	10/3/2012	65.00		3.831 to 1
2/24/2005	2/24/2012	59.00		3.467 to 1
1/10/2005	1/10/2012	56.72		3.569 to 1
7/28/2004	7/28/2011	41.58		3.555 to 1
2/26/2004	2/26/2011	41.10		4.465 to 1
9/9/2003	9/9/2010	10.78	*	2.064 to 1
11/8/2002	11/8/2009	10.78	*	2.731 to 1
10/25/2002	10/25/2009	25.54		7.031 to 1
5/1/2002	5/1/2012	29.51		2.151 to 1
3/1/2002	3/1/2012	28.75		2.231 to 1
2/13/2002	2/13/2012	26.59		2.174 to 1
5/22/2001	5/22/2011	29.12		3.005 to 1
1/31/2001	1/31/2011	24.75		3.090 to 1
2/22/2000	2/22/2010	16.53		3.261 to 1
7/14/1998	7/14/2008	15.31		4,626.562 to 1

(1)	Includes grants under the RHD plans and the Dex Media, Inc. plans (indicated by *). “Senior Management Members” are our “named executive officers” listed in the “Summary Compensation Table — Fiscal 2007” in our proxy statement for our 2008 annual meeting of stockholders, three other members of our executive committee and our three general managers of sales. All eligible awards held by Senior Management Members are included on this table, and Senior Management Members should only use this table with respect to identifying the exchange ratios applicable to their eligible awards.

A-1

Other Eligible Employees

			Exchange Ratio of
Eligible Awards			Eligible Awards to New
Grant Date	Expiration Date	Exercise Price	SARs
2/1/2008	2/1/2015	$29.79	1.873 to 1
1/2/2008	1/2/2015	36.47	2.059 to 1
12/3/2007	12/3/2014	43.94	2.267 to 1
10/9/2007	10/9/2014	61.68	2.761 to 1
10/1/2007	10/1/2014	56.03	2.641 to 1
8/1/2007	8/1/2014	64.18	2.952 to 1
7/2/2007	7/2/2014	75.66	3.311 to 1
2/27/2007	2/27/2014	74.31	2.883 to 1
2/21/2006	2/21/2013	64.26	3.635 to 1
1/3/2006	1/3/2013	61.29	3.701 to 1
10/31/2005	10/31/2012	61.95	3.983 to 1
10/3/2005	10/3/2012	63.49	4.182 to 1
10/3/2005	10/3/2012	65.00	4.253 to 1
9/19/2005	9/19/2012	64.95	4.321 to 1
7/1/2005	7/1/2012	62.13	4.601 to 1
4/1/2005	4/1/2012	57.93	3.635 to 1
2/24/2005	2/24/2012	59.00	3.849 to 1
1/3/2005	1/3/2012	58.78	4.101 to 1
10/1/2004	10/1/2011	49.45	4.106 to 1
7/28/2004	7/28/2011	41.58	3.947 to 1
7/1/2004	7/1/2011	43.85	4.272 to 1
4/1/2004	4/1/2011	46.58	5.193 to 1
3/29/2004	3/29/2011	43.05	4.872 to 1
2/26/2004	2/26/2011	41.10	4.957 to 1
10/9/2003	10/9/2010	39.21	6.205 to 1
8/4/2003	8/4/2010	39.20	7.222 to 1
7/23/2003	7/23/2010	36.29	6.827 to 1
5/27/2003	5/27/2010	35.23	5.963 to 1
2/12/2003	2/12/2010	30.36	6.774 to 1
10/25/2002	10/25/2009	25.54	7.807 to 1
2/13/2002	2/13/2012	26.59	2.413 to 1
3/16/2001	3/16/2011	26.45	3.392 to 1
1/31/2001	1/31/2011	24.75	3.430 to 1
2/22/2000	2/22/2010	16.53	3.620 to 1
2/23/1999	2/23/2009	15.22	11.254 to 1
7/14/1998	7/14/2008	15.31	5,136.660 to 1
Dex Media, Inc. Plans

			Exchange Ratio of
Eligible Awards			Eligible Awards to New
Grant Date	Expiration Date	Exercise Price	SARs
7/2/2007	7/2/2014	$75.66	3.311 to 1
6/1/2007	6/1/2014	78.01	2.761 to 1
5/1/2007	5/1/2014	77.96	2.820 to 1
4/2/2007	4/2/2014	70.91	2.744 to 1
4/2/2007	4/2/2014	71.52	2.756 to 1
2/27/2007	2/27/2014	74.31	2.883 to 1

A-2

			Exchange Ratio of
Eligible Awards			Eligible Awards to New
Grant Date	Expiration Date	Exercise Price	SARs
11/1/2006	11/1/2013	59.86	2.807 to 1
10/2/2006	10/2/2013	52.89	2.688 to 1
9/1/2006	9/1/2013	53.90	2.778 to 1
8/3/2006	8/3/2013	51.84	2.779 to 1
5/18/2006	5/18/2013	64.26	3.344 to 1
3/1/2006	3/1/2013	61.07	3.485 to 1
2/21/2006	2/21/2013	64.26	3.635 to 1
2/8/2006	2/8/2013	63.65	3.660 to 1
2/1/2006	2/1/2013	64.77	3.729 to 1
7/17/2005	7/17/2012	57.94	4.282 to 1
5/20/2005	5/20/2012	50.43	3.157 to 1
2/1/2005	2/2/2012	55.25	3.785 to 1
12/14/2004	12/14/2011	57.98	4.167 to 1
3/4/2004	3/4/2011	10.78	1.976 to 1
Business.com, Inc. Plan

			Exchange Ratio of
Eligible Awards			Eligible Awards to New
Grant Date	Expiration Date	Exercise Price	SARs
8/23/2007	8/23/2014	$18.22	1.660 to 1
8/23/2007	8/23/2014	60.66	2.821 to 1

A-3